Exhibit 99.1
Delek US Holdings Reports Second Quarter 2021 Results

•Reported second quarter net loss of $(81.1) million or $(1.10) per share and adjusted EBITDA of $2.0 million
•Seasonal increase in second quarter retail contribution margin following a record first quarter performance
•Resuming growth campaign in retail with two “New-to-Industry” locations in planning phase
•Logistics performance rebounded sequentially given the absence of winter weather and maintenance in 1Q
•Received full $156 million federal tax refund in the third quarter
•Actively pursuing “small refinery exemptions” (SRE’s) and insurance claims from fire/freeze events
•Maintained strong balance sheet with $833 million of cash as of June 30, 2021

BRENTWOOD, Tenn.-- August 3, 2021 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2021. Delek US reported a second quarter 2021 net loss of $(81.1) million, or $(1.10) per share, versus net income of $87.7 million, or $1.18 per diluted share, for the quarter ended June 30, 2020. On an adjusted basis, Delek US reported an Adjusted net loss of $(65.2) million, or $(0.88) per share, for the second quarter 2021. This compares to Adjusted net loss of $(121.7) million, or $(1.66) per share, in the prior year. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $2.0 million for the second quarter compared to Adjusted EBITDA of $(99.6) million in the prior year.

Adjusted quarterly results include approximately $25.3 million (after-tax), or $0.34 per share, of tailwinds which is comprised of the following: a net favorable estimated "other inventory impact" of $51.5 million (pre-tax) as outlined on page 14, as well as other net inventory hedging gains in the amount of $1.8 million (pre-tax) and outlined by segment in the table on page 10, partially offset by a charge of approximately $(12.3) million (pre-tax) related to a RINs inventory true-up adjustment at the El Dorado Refinery, and a charge of approximately $(8.3) million (pre-tax) relating to the accrual of an unrecoverable crude wholesale contract fee. Separate from items outlined above, multiple factors impacted operations during the quarter, including residual effects of the first quarter freeze and fire, as well as the Colonial pipeline shutdown. While we cannot know what our EBITDA would have been, these events caused us to experience operational disruptions and incur incremental costs related to property damages that significantly affected our results. The incremental expenses, combined with second quarter-related business interruption insurance claims prepared to-date, totaled roughly $40-$45 million. We are actively working with insurance carriers on both our property damage and business interruption claims, and recoveries will be recognized in the coming quarters.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "Results were negatively affected by a host of factors including turnaround activity, lingering winter weather and fire impacts, third-party pipeline outages and elevated RIN prices. We are working with our insurance carriers to offset financial impacts relating to the freeze and fire at El Dorado and we are actively pursuing small refinery exemptions. Separately, we received the full $156 million federal tax refund in the third quarter. The combination of the tax refund, insurance proceeds and possibility for small refinery exemptions have the potential to generate significant cash for our company in the near-term."

Mr. Yemin continued, "Our retail business continues delivering strong results and we are pleased to resume our growth campaign in this segment with two New-to-Industry “NTI” stores in the planning phase. We expect to break ground on these stores at the beginning of the year with operations anticipated around mid-year 2022. We expect these stores to validate our NTI concept, which has proven successful to-date. Delek Logistics (DKL) successfully raised $400 million of debt through a senior notes offering, creating balance sheet flexibility and extending our debt maturities. Distribution growth at DKL remains on-track for a 5% increase year-over-year. We remain confident in the outlook for our business as global economic growth accelerates."

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Liquidity
As of June 30, 2021, Delek US had a cash balance of $833.0 million and total consolidated long-term debt of $2,244.3 million, resulting in Net debt of $1,411.3 million. As of June 30, 2021, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") had $928.7 million of total long-term debt and $2.2 million of cash, which are included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $830.8 million in cash and $1,315.6 million of long-term debt, or a $484.8 million Net debt position.

Refining Segment
Refining contribution margin decreased to $(19.9) million in the second quarter 2021 from $59.7 million in the second quarter 2020, while Adjusted refining contribution margin was $(5.0) million in the second quarter 2021 compared to $(126.6) million in the second quarter 2020. The current period Adjusted refining contribution margin reflects $47.9 million of favorable other inventory impact and $2.3 million additional inventory hedging losses. Other inventory impacts, excluding lower of cost or market/net realizable value ("LCM"), are outlined by refinery in the tables on page 14. Additionally, the aforementioned RINs inventory true-up adjustment at the El Dorado Refinery had a negative effect on the facilities margin in the quarter.

On a year-over-year basis, results increased primarily due to higher crack spreads as higher vaccination rates and a global economic recovery led to an increase in demand. During the second quarter 2021, Delek US's benchmark crack spreads were up an average of approximately 150.7% from prior-year levels. However, the refineries ability to capture the full crack spread increase was negatively impacted by higher RIN costs.

Logistics Segment
The logistics segment contribution margin in the second quarter 2021 was $64.2 million compared to $61.4 million in the second quarter 2020. Higher refinery utilization and increased demand resulted in improved year-over-year performance in our assets. Additionally, contributions from the drop-down of the trucking assets (dropped on May 1st, 2020) led to improved results on a year-over-year basis.

Retail Segment
For the second quarter 2021, contribution margin was $21.9 million compared to $24.3 million in the prior-year period for the retail segment. Merchandise sales were approximately $84.5 million with an average retail margin of 32.7% in the second quarter 2021, compared to merchandise sales of approximately $89.4 million with an average retail margin of 30.8% in the prior-year period. Approximately 43.0 million retail fuel gallons were sold at an average margin of $0.39 per gallon in the second quarter 2021 compared to 42.4 million retail fuel gallons sold at an average margin of $0.45 per gallon in the second quarter 2020. In the second quarter 2021, the average merchandise store count was 252 compared to 253 in the prior-year period. On a same-store-sales basis in the second quarter 2021, merchandise sales decreased (5.4)% and fuel gallons sold increased 1.3% compared to the prior-year period.

Corporate/Other
Contribution margin from Corporate/Other was a loss of $31.6 million in the second quarter 2021 compared to a loss of $15.5 million in the prior-year period. Gross margin decreased primarily due to hedging losses recognized during the period coupled with the previously mentioned charge of approximately $(8.3) million (pre-tax) relating to the accrual of an unrecoverable crude wholesale contract fee. The current period corporate/other Adjusted contribution margin reflects $3.6 million of favorable other inventory impact compared to a nominal amount in the prior period, and is described on page 14.

The Wink to Webster crude oil pipeline continues to progress towards its final construction phases, with segments and assets expected to continue to come online throughout 2021. The 36-inch diameter pipeline, which is fully contracted with minimum volume commitments (MVCs), will originate in the Permian Basin and have destination points in the Houston market.

Second Quarter 2021 Results | Conference Call Information
Delek US will hold a conference call to discuss its second quarter 2021 results on Wednesday, August 4, 2021 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately ten minutes prior to the start of the call. For those who cannot listen to the live broadcast, the online replay will be available on the website for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter 2021 earnings conference call that will be held on Wednesday, August 4, 2021 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics will be available online at www.deleklogistics.com.

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About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist primarily of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 80% (including the general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail operates approximately 250 convenience stores in central and West Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if", “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; cost reductions; payments of dividends; growth; investments into our business; the performance and execution of our midstream growth initiatives, including the Big Spring Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline, and the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.
Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell, uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; uncertainty relating to the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; Delek US' ability to realize cost reductions; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; the possibility of litigation challenging renewable fuel standard waivers; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Big Spring Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

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Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Adjusting items - certain identified infrequently occurring items, non-cash items, and items that are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends;
•Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for relevant Adjusting items recorded during the period;
•Adjusted net income (loss) per share - calculated as Adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;
•Adjusted EBITDA - calculated as EBITDA adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;
•Adjusted segment contribution margin - calculated as Segment contribution margin adjusted for the identified Adjusting Items in Adjusted net income (loss) that impact Segment contribution margin;
•Refining margin - calculated as the difference between total refining revenues and total cost of materials and other;
•Adjusted refining margin - calculated as refining margin adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that impact refining margin and that, where applicable, can be identified and/or are measured and recognized at the refinery level;
•Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period;
•Adjusted refining margin per sales barrel - calculated as adjusted refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period; and
•Net debt - calculated as long-term debt including both current and non-current portions (the most comparable GAAP measure) less cash and cash equivalents as of a specific balance sheet date.
We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved relevant comparability between periods, to peers or to market metrics through the inclusion of retroactive regulatory or other adjustments as if they had occurred in the prior periods they relate to, or through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends. “Net debt,” also a non-GAAP financial measure, is an important measure to monitor leverage and evaluate the balance sheet.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because Adjusted net income or loss, Adjusted net income or loss per share, EBITDA and adjusted EBITDA, and Adjusted Segment Contribution Margin or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$833.0	$787.5
Accounts receivable, net	826.3	527.9
Inventories, net of inventory valuation reserves	1,031.2	727.7
Other current assets	271.0	256.4
Total current assets	2,961.5	2,299.5
Property, plant and equipment:
Property, plant and equipment	3,630.7	3,519.5
Less: accumulated depreciation	(1,268.1)	(1,152.3)
Property, plant and equipment, net	2,362.6	2,367.2
Operating lease right-of-use assets	168.1	182.0
Goodwill	729.7	729.7
Other intangibles, net	105.7	107.8
Equity method investments	360.8	363.6
Other non-current assets	100.0	84.3
Total assets	$6,788.4	$6,134.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,654.0	$1,144.0
Current portion of long-term debt	46.4	33.4
Obligation under Supply and Offtake Agreements	167.3	129.2
Current portion of operating lease liabilities	44.8	50.2
Accrued expenses and other current liabilities	878.8	546.4
Total current liabilities	2,791.3	1,903.2
Non-current liabilities:
Long-term debt, net of current portion	2,197.9	2,315.0
Obligation under Supply and Offtake Agreements	329.0	224.9
Environmental liabilities, net of current portion	109.4	107.4
Asset retirement obligations	38.2	37.5
Deferred tax liabilities	202.3	255.5
Operating lease liabilities, net of current portion	122.4	131.8
Other non-current liabilities	45.5	33.7
Total non-current liabilities	3,044.7	3,105.8
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 91,637,661 shares and 91,356,868 shares issued at June 30, 2021 and December 31, 2020, respectively	0.9	0.9
Additional paid-in capital	1,192.6	1,185.1
Accumulated other comprehensive loss	(7.4)	(7.2)
Treasury stock, 17,575,527 shares, at cost, as of June 30, 2021 and December 31, 2020	(694.1)	(694.1)
Retained earnings	342.0	522.0
Non-controlling interests in subsidiaries	118.4	118.4
Total stockholders’ equity	952.4	1,125.1
Total liabilities and stockholders’ equity	$6,788.4	$6,134.1

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Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net revenues	$2,191.5	$1,535.5	$4,583.7	$3,356.7
Cost of sales:
Cost of materials and other	1,995.8	1,277.8	4,201.3	3,188.4
Operating expenses (excluding depreciation and amortization presented below)	129.6	103.4	257.6	232.6
Depreciation and amortization	60.5	53.6	122.8	100.6
Total cost of sales	2,185.9	1,434.8	4,581.7	3,521.6
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	31.5	24.4	52.8	49.7
General and administrative expenses	58.6	61.7	105.7	127.4
Depreciation and amortization	5.8	6.0	12.0	11.6
Other operating income, net	(4.9)	(14.2)	(3.0)	(14.9)
Total operating costs and expenses	2,276.9	1,512.7	4,749.2	3,695.4
Operating (loss) income	(85.4)	22.8	(165.5)	(338.7)
Interest expense	33.2	29.8	62.8	66.1
Interest income	(0.1)	(0.5)	(0.3)	(2.2)
Income from equity method investments	(6.8)	(10.7)	(11.6)	(15.8)
Gain on sale on non-operating refinery	—	(56.9)	—	(56.9)
Other expense (income), net	6.8	(1.5)	5.8	(2.4)
Total non-operating expense (income), net	33.1	(39.8)	56.7	(11.2)
(Loss) income before income tax benefit	(118.5)	62.6	(222.2)	(327.5)
Income tax benefit	(46.0)	(35.9)	(58.4)	(119.0)
Net (loss) income	(72.5)	98.5	(163.8)	(208.5)
Net income attributed to non-controlling interests	8.6	10.8	15.9	18.2
Net (loss) income attributable to Delek	$(81.1)	$87.7	$(179.7)	$(226.7)

Basic (loss) income per share	$(1.10)	$1.19	$(2.43)	$(3.08)
Diluted (loss) income per share	$(1.10)	$1.18	$(2.43)	$(3.08)

Weighted average common shares outstanding:
Basic	73,911,582	73,547,582	73,857,975	73,492,656
Diluted	73,911,582	74,028,043	73,857,975	73,492,656
Dividends declared per common share outstanding	$—	$0.31	$—	$0.62

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Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$169.2	$(169.0)	$134.9	$(323.1)
Cash flows from investing activities:
Net cash used in investing activities	(72.6)	(9.3)	(118.7)	(155.9)
Cash flows from financing activities:
Net cash (used in) provided by financing activities	(57.1)	242.4	29.3	372.7
Net increase (decrease) in cash and cash equivalents	39.5	64.1	45.5	(106.3)
Cash and cash equivalents at the beginning of the period	793.5	784.9	787.5	955.3
Cash and cash equivalents at the end of the period	$833.0	$849.0	$833.0	$849.0

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2021
	Refining	Logistics	Retail	Corporate, Other and Eliminations (1)	Consolidated (1)
Net revenues (excluding intercompany fees and sales)	$2,226.9	$66.1	$209.0	$(310.5)	$2,191.5
Inter-segment fees and revenues	188.8	102.4	—	(291.2)	—
Operating costs and expenses:
Cost of materials and other	2,321.8	88.8	164.7	(579.5)	1,995.8
Operating expenses (excluding depreciation and amortization presented below)	113.8	15.5	22.4	9.4	161.1
Segment contribution margin	$(19.9)	$64.2	$21.9	$(31.6)	$34.6
Depreciation and amortization	$51.0	$10.0	$3.4	$1.9	66.3
General and administrative expenses					58.6
Other operating income, net					(4.9)
Operating loss					$(85.4)
Capital spending (excluding business combinations)	$60.7	$2.6	$0.5	$1.9	$65.7

	Three Months Ended June 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$1,001.9	$27.3	$165.4	$340.9	$1,535.5
Inter-segment fees and revenues	75.1	90.4	—	(165.5)	—
Operating costs and expenses:
Cost of materials and other	928.6	43.9	119.6	185.7	1,277.8
Operating expenses (excluding depreciation and amortization presented below)	88.7	12.4	21.5	5.2	127.8
Segment contribution margin	$59.7	$61.4	$24.3	$(15.5)	$129.9
Depreciation and amortization	$44.8	$8.7	$3.3	$2.8	59.6
General and administrative expenses					61.7
Other operating income, net					(14.2)
Operating income					$22.8
Capital spending (excluding business combinations)	$12.2	$0.7	$1.3	$0.8	$15.0

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2021
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$3,811.4	$122.8	$383.8	$265.7	$4,583.7
Inter-segment fees and revenues	344.4	198.6	—	(543.0)	—
Operating costs and expenses:
Cost of materials and other	3,969.5	169.9	301.2	(239.3)	4,201.3
Operating expenses (excluding depreciation and amortization presented below)	227.4	29.6	43.8	9.6	310.4
Segment contribution margin	$(41.1)	$121.9	$38.8	$(47.6)	$72.0
Depreciation and amortization	$103.1	$20.7	$6.6	$4.4	134.8
Impairment of goodwill	$—	$—	$—	$—	—
General and administrative expenses					105.7
Other operating income, net					(3.0)
Operating loss					$(165.5)
Capital spending (excluding business combinations)	$118.5	$10.4	$1.3	$2.5	$132.7

	Six Months Ended June 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$2,571.1	$84.2	$344.0	$357.4	$3,356.7
Inter-segment fees and revenues	233.8	196.9	—	(430.7)	—
Operating costs and expenses:
Cost of materials and other	2,835.2	145.2	263.7	(55.7)	3,188.4
Operating expenses (excluding depreciation and amortization presented below)	200.4	27.2	43.7	11.0	282.3
Segment contribution margin	$(230.7)	$108.7	$36.6	$(28.6)	$(114.0)
Depreciation and amortization	$82.0	$15.0	$6.2	$9.0	112.2
General and administrative expenses					127.4
Other operating income, net					(14.9)
Operating loss					$(338.7)
Capital spending (excluding business combinations)	$180.3	$3.7	$7.5	$11.8	$203.3

(1) Reflects an adjustment to net down year-to-date net revenues and cost of materials and other of approximately $362 million related to certain crude wholesale net settled transactions included in corporate, other and eliminations that occurred during the three months ended March 31, 2021, which was not reflected in the unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021, as filed on our March 31, 2021 Quarterly Report on Form 10-Q on May 6, 2021. Such uncorrected adjustment, as well as the subsequent out-of-period correction reflected above, did not relate to any of our reportable segments, had no impact on segment contribution margin, consolidated contribution margin or consolidated operating loss, and are not considered material to the condensed consolidated financial statements in either period.

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Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
(unaudited)
	Three Months Ended June 30, 2021
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$3.5	$—	$—	$—	$3.5
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(24.9)	0.2	—	—	(24.7)
Total inventory/commodity unrealized hedging gain (loss)	(21.4)	0.2	—	—	(21.2)
Total inventory/commodity realized hedging gain (loss)	(1.2)	(0.5)	—	—	(1.7)
Total inventory/commodity hedging gain (loss)	$(22.6)	$(0.3)	$—	$—	$(22.9)

Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
(unaudited)
	Three Months Ended June 30, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$(2.5)	$—	$—	$—	$(2.5)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(7.4)	(2.3)	—	0.8	(8.9)
Total inventory/commodity unrealized hedging gain (loss)	(9.9)	(2.3)	—	0.8	(11.4)
Total inventory/commodity realized hedging gain (loss)	(137.0)	1.3	—	(6.6)	(142.3)
Total inventory/commodity hedging gain (loss)	$(146.9)	$(1.0)	$—	$(5.8)	$(153.7)

10 |

Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
(unaudited)
	Six Months Ended June 30, 2021
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$4.5	$—	$—	$—	$4.5
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(14.2)	0.4	—	0.2	(13.6)
Total inventory/commodity unrealized hedging gain (loss)	(9.7)	0.4	—	0.2	(9.1)
Total inventory/commodity realized hedging gain (loss)	(17.9)	(1.6)	—	0.4	(19.1)
Total inventory/commodity hedging gain (loss)	$(27.6)	$(1.2)	$—	$0.6	$(28.2)

Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
(unaudited)
	Six Months Ended June 30, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$41.8	$—	$—	$—	$41.8
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(3.1)	—	—	(8.9)	(12.0)
Total inventory/commodity unrealized hedging gain (loss)	38.7	—	—	(8.9)	29.8
Total inventory/commodity realized hedging gain (loss)	(105.2)	2.1	—	(15.9)	(119.0)
Total inventory/commodity hedging gain (loss)	$(66.5)	$2.1	$—	$(24.8)	$(89.2)

(1) Represents an Adjusted item in certain of our non-GAAP measures.

11 |

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	181	182
Total sales volume - refined product (average barrels per day)(1)	77,529	69,746	75,389	72,364
Products manufactured (average barrels per day):
Gasoline	37,495	37,225	38,522	38,633
Diesel/Jet	30,449	27,897	29,102	27,650
Petrochemicals, LPG, NGLs	2,079	3,216	1,903	2,604
Other	1,633	1,319	1,552	1,281
Total production	71,656	69,657	71,079	70,168
Throughput (average barrels per day):
Crude oil	72,639	64,408	68,718	65,187
Other feedstocks	(384)	5,848	2,779	5,648
Total throughput	72,255	70,256	71,497	70,835
Total refining revenue ( $ in millions)	$625.0	$251.8	$1,115.0	$671.4
Cost of materials and other ($ in millions)	588.3	44.1	1,029.5	610.6
Total refining margin ($ in millions) (2)	$36.7	$207.7	$85.5	$60.8
Per barrel of refined product sales:
Tyler refining margin (2)(3)	$5.20	$32.72	$6.26	$4.62
Tyler adjusted refining margin (2)	$3.94	$21.24	$4.04	$10.32
Operating expenses	$3.51	$3.00	$3.54	$3.38
Crude Slate: (% based on amount received in period)
WTI crude oil	86.7%	94.2%	90.6%	93.3%
East Texas crude oil	13.3%	5.8%	9.0%	6.7%
Other	—%	—%	0.4%	—%
El Dorado, AR Refinery
Days in period	91	91	181	182
Total sales volume - refined product (average barrels per day)(1)	55,381	76,059	52,561	76,805
Products manufactured (average barrels per day):
Gasoline	26,143	34,346	21,872	35,376
Diesel	20,534	30,060	17,271	28,849
Petrochemicals, LPG, NGLs	808	2,063	780	2,062
Asphalt	5,997	6,049	4,840	6,345
Other	603	605	521	788
Total production	54,085	73,123	45,284	73,420
Throughput (average barrels per day):
Crude oil	54,086	71,406	44,479	71,514
Other feedstocks	1,451	2,369	1,558	2,506
Total throughput	55,537	73,775	46,037	74,020
Total refining revenue ( $ in millions)	$489.5	$343.3	$926.2	$955.2
Cost of materials and other ($ in millions)	479.1	322.0	$930.0	993.5
Total refining margin ($ in millions) (2)	$10.4	$21.3	$(3.8)	$(38.3)
Per barrel of refined product sales:
El Dorado refining margin (2)	$2.06	$3.08	$(0.39)	$(2.74)
El Dorado adjusted refining margin (2)	$2.03	$(4.29)	$(0.39)	$(2.74)
Operating expenses	$5.14	$3.53	$5.71	$3.98
Crude Slate: (% based on amount received in period)
WTI crude oil	48.9%	51.4%	46.9%	42.9%
Local Arkansas crude oil	20.4%	14.7%	25.1%	17.0%
Other	30.7%	33.9%	28.0%	40.1%

12 |

Refining Segment (continued)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	91	91	181	182
Total sales volume - refined product (average barrels per day) (1)	69,191	70,679	68,947	54,382
Products manufactured (average barrels per day):
Gasoline	33,501	35,789	33,159	25,198
Diesel/Jet	25,492	27,924	23,226	18,860
Petrochemicals, LPG, NGLs	4,335	3,563	3,745	2,472
Asphalt	1,012	2,055	1,400	1,452
Other	1,491	1,208	1,448	844
Total production	65,831	70,539	62,978	48,826
Throughput (average barrels per day):
Crude oil	69,731	70,327	64,772	50,116
Other feedstocks	(1,704)	1,483	(395)	78
Total throughput	68,027	71,810	64,377	50,194
Total refining revenue ( $ in millions)	$615.1	$292.6	$1,117.1	$702.4
Cost of materials and other ($ in millions)	572.0	241.9	1,033.2	695.4
Total refining margin ($ in millions) (2)	$43.1	$50.7	$83.9	$7.0
Per barrel of refined product sales:
Big Spring refining margin (2)	$6.84	$7.88	$6.72	$0.71
Big Spring adjusted refining margin (2)	$6.81	$3.76	$6.68	$0.73
Operating expenses	$5.34	$3.55	$5.88	$4.89
Crude Slate: (% based on amount received in period)
WTI crude oil	66.4%	83.9%	64.7%	75.1%
WTS crude oil	33.6%	16.1%	35.3%	24.9%
Krotz Springs, LA Refinery
Days in period - based on date acquired	91	91	181	182
Total sales volume - refined product (average barrels per day) (1)	77,318	61,441	51,286	71,229
Products manufactured (average barrels per day):
Gasoline	33,056	17,461	19,661	24,135
Diesel/Jet	26,611	21,742	15,370	26,337
Heavy oils	868	215	527	473
Petrochemicals, LPG, NGLs	6,601	840	3,948	1,923
Other	6,705	18,871	8,948	14,704
Total production	73,841	59,129	48,454	67,572
Throughput (average barrels per day):
Crude oil	70,883	59,468	42,377	65,975
Other feedstocks	2,240	1,114	6,786	2,104
Total throughput	73,123	60,582	49,163	68,079
Total refining revenue ( $ in millions)	$687.4	$219.6	$1,007.1	$663.2
Cost of materials and other ($ in millions)	668.4	223.1	974.0	677.7
Total refining margin ($ in millions) (2)	$19.0	$(3.5)	$33.1	$(14.5)
Per barrel of refined product sales:
Krotz Springs refining margin (2)	$2.71	$(0.64)	$3.56	$(1.12)
Krotz Springs adjusted refining margin (2)	$2.64	$(8.12)	$3.61	$(1.12)
Operating expenses	$3.96	$3.53	$5.19	$3.47
Crude Slate: (% based on amount received in period)
WTI Crude	65.0%	69.7%	67.9%	67.7%
Gulf Coast Sweet Crude	33.5%	30.3%	30.9%	32.3%
Other	1.5%	—%	1.2%	—%
(1)     Includes inter-refinery sales and sales to other segments which are eliminated in consolidation.
(2)     See Other Items Impacting Refining Margin discussed on the following page, as well the calculations of Adjusted refining margin on page 16.

13 |

Other Items Impacting Refining Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted refining margin, which then was used to calculate Adjusted refining margin per barrel presented on page 16, there were other items that were recognized during the periods that impacted our Refining margins at the refineries. The primary items are as follows:
Other Inventory Impact: "Other inventory impact" is primarily calculated by multiplying the number of barrels sold during the period by the difference between current period weighted average NYMEX WTI purchase cost and per barrel cost of materials and other for the period recognized on a FIFO basis. It assumes no beginning or ending inventory, so that the current period average market price reflects the weighted average NYMEX WTI purchase cost for the current period only, without giving effect to any build or draw on beginning inventory. These amounts are based on management estimates using a methodology including these assumptions, and are not intended to be a true representation of results under LIFO. However, this analysis provides management with a means to compare hypothetical refining margins to current crack spreads, as well as provides a means to better compare our results to peers, the majority of which value inventory on a LIFO basis.

Summary of Other Favorable (Unfavorable) Items Impacting Refining Margin:
$ in millions
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Tyler
Significant impact of fixed price crude transactions (1)	$—	$(110.0)	$—	$(110.0)
	$—	$(110.0)	$—	$(110.0)
El Dorado
Other inventory impact	$42.0	$(58.7)	$40.1	$(78.1)
Impact of RINs inventory true-up (2)	(12.3)	—	(12.3)	—
	$29.7	$(58.7)	$27.8	$(78.1)
Big Spring
Other inventory impact	$6.7	$(11.1)	$20.7	$(56.7)
	$6.7	$(11.1)	$20.7	$(56.7)
Krotz Springs
Other inventory impact	$(0.9)	$(15.9)	$(10.9)	$(25.4)
	$(0.9)	$(15.9)	$(10.9)	$(25.4)
(1) We routinely hedge our inventory positions based on segment-wide strategies, which are included in our refining segment contribution margin but are not necessarily specifically designated to specific refineries or identifiable trades. Because of the historic volatility in the crude market during 2020 and the fact that we transact the majority of our optimization transactions at Tyler, the Tyler margins were impacted by relatively large fixed price crude transaction gains during the three an six months ended June 30, 2020, resulting in a corresponding realized hedging loss of $(110.0) million pre-tax for the three and six months ended June 30, 2020 that was recognized in the refining segment but outside the Tyler refining margins.
(2) Represents a RINs inventory true-up resulting from our annual compliance review.

Other Items Impacting Contribution Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted contribution margin (as presented on pages 21 and 22), there were other items that were recognized during the periods that impacted our Contribution margins (excluding those impacting refining margin, which are disclosed above). The primary items are as follows:
Other Inventory Impact: We also carry FIFO inventory, which may include crude, feedstock, intermediates and refined product, relating to certain wholesale operations and immaterial blending operations, which are subject to similar pricing exposures as the refining segment and that many of our peers also value on a LIFO basis. These operations are included in the corporate and other contribution margin in our segment disclosures and therefore the "other inventory impact" does not impact refining margin. However, it does impact our overall results of operations in comparison to peers. Such other inventory impact is presented below and was estimated in a manner similar to that described in the 'Other Items Impacting Refining Margin' section above.

Summary of Other Favorable (Unfavorable) Items Impacting Contribution Margin (excluding the refining segment):
$ in millions
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Corporate and Other
Other inventory impact	$3.6	$—	$(0.1)	$(3.1)
	$3.6	$—	$(0.1)	$(3.1)

14 |

Included in the refinery statistics above are the following inter-refinery and sales to other segments:

Inter-refinery Sales
	Three Months Ended June 30,		Six Months Ended June 30,
(in barrels per day)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Tyler refined product sales to other Delek refineries	1,797	2,190	1,945	1,477
El Dorado refined product sales to other Delek refineries	961	1,074	704	446
Big Spring refined product sales to other Delek refineries	874	1,269	801	1,147
Krotz Springs refined product sales to other Delek refineries	590	197	297	245

Refinery Sales to Other Segments
	Three Months Ended June 30,		Six Months Ended June 30,
(in barrels per day)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Tyler refined product sales to other Delek segments	897	1,592	909	2,400
El Dorado refined product sales to other Delek segments	11	11	9	169
Big Spring refined product sales to other Delek segments	22,179	20,570	22,145	22,841
Krotz Springs refined product sales to other Delek segments	2,069	—	2,038	—

Pricing statistics
(average for the period presented)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$66.19	$29.77	$62.21	$37.93
WTI — Midland crude oil (per barrel)	$66.41	$29.77	$62.74	$37.90
WTS -- Midland crude oil (per barrel)	$66.57	$29.61	$62.73	$37.69
LLS (per barrel)	$68.04	$31.30	$64.21	$39.73
Brent crude oil (per barrel)	$69.08	$33.35	$65.22	$42.16

U.S. Gulf Coast 5-3-2 crack spread (per barrel) (1)	$16.72	$6.67	$15.20	$8.74
U.S. Gulf Coast 3-2-1 crack spread (per barrel) (1)	$18.29	$7.08	$16.38	$9.32
U.S. Gulf Coast 2-1-1 crack spread (per barrel) (1)	$9.79	$2.35	$8.75	$5.35

U.S. Gulf Coast Unleaded Gasoline (per gallon)	$1.99	$0.81	$1.85	$1.02
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.95	$0.91	$1.83	$1.19
U.S. Gulf Coast high sulfur diesel (per gallon)	$1.67	$0.73	$1.58	$1.04
Natural gas (per MMBTU)	$2.98	$1.75	$2.85	$1.81

(1)    For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (ultra low sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra-low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and East Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

15 |

Delek US Holdings, Inc.
Reconciliation of Refining margin per barrel to Adjusted Refining margin per barrel (1)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$5.20	$32.72	$6.26	$4.62
Adjusting items:
Net inventory LCM valuation loss (benefit)	(1.26)	(11.48)	(2.22)	5.70
Adjusted refining margin $/bbl	$3.94	$21.24	$4.04	$10.32
El Dorado (3)
Reported refining margin, $ per barrel	$2.06	$3.08	$(0.39)	$(2.74)
Adjusting items:
Net inventory LCM valuation loss (benefit)	(0.03)	(7.37)	—	—
Adjusted refining margin $/bbl	$2.03	$(4.29)	$(0.39)	$(2.74)
Big Spring (4)
Reported refining margin, $ per barrel	$6.84	$7.88	$6.72	$0.71
Adjusting items:
Net inventory LCM valuation loss (benefit)	(0.03)	(4.12)	(0.04)	0.02
Adjusted refining margin $/bbl	$6.81	$3.76	$6.68	$0.73
Krotz Springs (5)
Reported refining margin, $ per barrel	$2.71	$(0.64)	$3.56	$(1.12)
Adjusting items:
Net inventory LCM valuation loss (benefit)	(0.07)	(7.48)	0.05	—
Adjusted refining margin $/bbl	$2.64	$(8.12)	$3.61	$(1.12)
(1)Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. Additionally, management evaluates other impacts to refining margin by refinery which may not represent adjustments, but which provide information useful for evaluating the results compared to current crack spreads and peers. See the 'Other Items Impacting Refining Margin' for further discussion.
(2)Tyler adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $8.9 million and $72.8 million of net valuation benefit in the second quarter 2021 and 2020, respectively. There was approximately $30.3 million of net valuation benefit and $75.1 million of net valuation loss for the six months ended June 30, 2021 and 2020, respectively.
Note also that Tyler's refining margin per barrel and the adjusted refining margin per barrel for the three and six months ended June 30, 2020 both reflect the $110.0 million margin benefit of favorable fixed price crude cost transactions during the second quarter, but exclude the offsetting realized hedging losses of approximately $(110.0) million. Giving effect to the related hedging losses, both the refining margin per barrel and the adjusted refining margin per barrel would have decreased by $(17.33) and $(8.35) for the three months and six months ended June 30, 2020, respectively. Such margin impact was unusually large because of the historic volatility in the crude commodities market during the period.
(3)El Dorado Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $0.2 million and $51.0 million of net valuation benefit in the second quarter 2021 and 2020, respectively. There was approximately a nominal amount of net valuation loss and a nominal amount of net valuation benefit for the six months ended June 30, 2021 and 2020, respectively.
Note also that El Dorado's refining margin per barrel and the adjusted refining margin per barrel for the three and six months ended June 30, 2021 both reflect a RINs inventory true-up resulting from our annual compliance review totaling $(12.3) million which negatively impacted the related per barrel amounts by $(2.44) and $(1.29), respectively.
(4)Big Spring Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $0.2 million and $26.5 million of net valuation benefit in the second quarter 2021 and 2020, respectively. There was approximately $0.6 million of net valuation benefit and $0.2 million of net valuation loss for the six months ended June 30, 2021 and 2020, respectively.
(5)Krotz Springs Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $0.5 million and $41.8 million of net valuation benefit in the second quarter 2021 and 2020, respectively. There was approximately $0.4 million of net valuation loss and a nominal amount of net valuation benefit for the six months ended June 30, 2021 and 2020, respectively.

16 |

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	53,316	79,066	48,743	75,995
Refined products pipelines	39,193	56,093	32,806	55,110
SALA Gathering System	17,430	9,447	14,670	13,449
East Texas Crude Logistics System	27,497	10,275	26,790	12,224
Big Spring Gathering Assets (3)	79,589	105,162	76,672	105,162
Plains Connection System	122,529	—	115,484	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	74,565	65,028	73,271	68,839
West Texas wholesale marketing throughputs (average bpd)	9,395	9,143	9,765	12,612
West Texas wholesale marketing margin per barrel	$4.24	$0.64	$3.81	$1.96
Big Spring wholesale marketing throughputs (average bpd)	75,136	76,004	74,038	71,195
Terminalling throughputs (average bpd) (2)	139,987	138,593	142,250	136,961
(1) Excludes jet fuel and petroleum coke.
(2) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas terminals, El Dorado and North Little Rock, Arkansas terminals and Memphis and Nashville, Tennessee terminals.
(3) Prior-year period throughputs for the Big Spring Gathering Assets are for the 182 days we owned the assets following the Big Spring Gathering Assets Acquisition effective March 31, 2020.

Retail Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Number of stores (end of period)	252	253	252	253
Average number of stores	252	253	252	253
Average number of fuel stores	247	248	247	248
Retail fuel sales (thousands of gallons)	42,978	42,436	82,744	90,376
Average retail gallons sold per average number of fuel stores (in thousands)	174	171	336	365
Average retail sales price per gallon sold	$2.90	$1.79	$2.71	$2.02
Retail fuel margin ($ per gallon) (1)	$0.39	$0.45	$0.37	$0.37
Merchandise sales (in millions)	$84.5	$89.4	$159.2	$161.1
Merchandise sales per average number of stores (in millions)	$0.3	$0.4	$0.6	$0.6
Merchandise margin %	32.7%	30.8%	32.7%	31.1%

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Same-Store Comparison (2)	(Unaudited)		(Unaudited)

Change in same-store fuel gallons sold	1.3%	(19.7)%	(10.7)%	(13.9)%
Change in same-store merchandise sales	(5.4)%	13.1%	(1.9)%	7.6%
(1)Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.
(2)Same-store comparisons include period-over-period changes in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

17 |

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income (Loss)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported net loss attributable to Delek	$(81.1)	$87.7	$(179.7)	$(226.7)
Adjusting items
Net inventory LCM valuation (benefit) loss	(9.7)	(203.1)	(30.1)	75.1
Tax effect	2.2	47.7	6.9	(17.7)
Net after-tax inventory LCM valuation (benefit) loss	(7.5)	(155.4)	(23.2)	57.4

El Dorado refinery fire - workers compensation loss	—	—	3.8	—
El Dorado refinery fire property and equipment loss - accelerated depreciation	—	—	1.0
Total El Dorado refinery fire losses	—	—	4.8	—
Tax effect	—	—	(1.1)	—
Net after-tax El Dorado refinery fire losses	—	—	3.7	—

Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	24.7	8.9	13.6	12.0
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(0.4)	—	(1.8)	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	24.3	8.9	11.8	12.0
Tax effect	(5.8)	(2.0)	(2.8)	(2.7)
Net after-tax unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	18.5	6.9	9.0	9.3

Non-cash change in fair value of Supply and Offtake ("S&O") Obligation associated with hedging activities (1)	—	—	(6.9)	—
Tax effect	—	—	1.5	—
Net after-tax non-cash change in fair value of S&O Obligation associated with hedging activities	—	—	(5.4)	—
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	6.5	—	6.5	—
Tax effect	(1.6)	—	(1.6)	—
Net after-tax non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	4.9	—	4.9	—

Gain from sale of Bakersfield non-operating refinery	—	(56.9)	—	(56.9)
Tax effect	—	12.8	—	12.8
Net after-tax gain from sale of Bakersfield non-operating refinery	—	(44.1)	—	(44.1)

Tax benefit from loss carryback provided by CARES Act (2)	—	(16.8)	—	(16.8)
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	—	(22.3)

Total after tax adjusting items	15.9	(209.4)	(11.0)	(16.5)

Adjusted net loss	$(65.2)	$(121.7)	$(190.7)	$(243.2)

(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation), as such fair value changes are hedges where the hedged item (a future fee) is not yet recognized in the financial statements.
(2) As a result of the reinstatement of the tax-loss carryback provisions under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), we recognized an additional tax benefit in the second quarter 2020 from applying the carryback to periods with a 35% tax rate.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income (Loss) per share	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported diluted (loss) income per share	$(1.10)	$1.18	$(2.43)	$(3.08)

Adjusting items, after tax (per share) (1) (2)
Net inventory LCM valuation loss (benefit)	(0.10)	(2.10)	(0.31)	0.78
El Dorado refinery fire losses	—	—	0.05	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	0.25	0.09	0.12	0.13
Non-cash change in fair value of S&O Obligation associated with hedging activities	—	—	(0.07)	—
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	0.07	—	0.07	—
Gain from sale of Bakersfield non-operating refinery	—	(0.60)	—	(0.60)
Tax benefit from loss carryback provided by CARES Act	—	(0.23)	—	(0.23)
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	—	(0.30)

Total adjusting items	0.22	(2.84)	(0.14)	(0.22)
Adjusted net loss per share	$(0.88)	$(1.66)	$(2.57)	$(3.30)
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.
(2) For periods of Adjusted net loss, Adjustments (Adjusting Items) and Adjusted net loss per share are presented using basic weighted average shares outstanding.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted EBITDA	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported net (loss) income attributable to Delek	$(81.1)	$87.7	$(179.7)	$(226.7)

Add:
Interest expense, net	33.1	29.3	62.5	63.9
Income tax benefit	(46.0)	(35.9)	(58.4)	(119.0)
Depreciation and amortization	66.3	59.6	134.8	112.2
EBITDA	(27.7)	140.7	(40.8)	(169.6)

Adjusting items
Net inventory LCM valuation (benefit) loss	(9.7)	(203.1)	(30.1)	75.1
El Dorado refinery fire - workers compensation loss	—	—	3.8	—
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	24.7	8.9	13.6	12.0
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(0.4)	—	(1.8)	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	24.3	8.9	11.8	12.0
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	—	—	(6.9)	—
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	6.5	—	6.5	—
Gain from sale of Bakersfield non-operating refinery	—	(56.9)	—	(56.9)
Net income attributable to non-controlling interest	8.6	10.8	15.9	18.2
Total Adjusting items	29.7	(240.3)	1.0	48.4

Adjusted EBITDA	$2.0	$(99.6)	$(39.8)	$(121.2)

(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation), as such fair value changes are hedges where the hedged item (a future fee) is not yet recognized in the financial statements.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
(unaudited)
	Three Months Ended June 30, 2021
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(19.9)	$64.2	$21.9	$(31.6)	$34.6

Adjusting items
Net inventory LCM valuation (benefit) loss	(9.6)	—	0.1	(0.2)	(9.7)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	24.9	(0.2)	—	—	24.7
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(0.4)	—	—	—	(0.4)
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	24.5	(0.2)	—	—	24.3
Total Adjusting items	14.9	(0.2)	0.1	(0.2)	14.6
Adjusted segment contribution margin	$(5.0)	$64.0	$22.0	$(31.8)	$49.2

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
(unaudited)
	Three Months Ended June 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$59.7	$61.4	$24.3	$(15.5)	129.9

Adjusting items
Net inventory LCM valuation (benefit) loss	(193.7)	(2.9)	(3.2)	(3.3)	(203.1)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	7.4	2.3	—	(0.8)	8.9
Total Adjusting items	(186.3)	(0.6)	(3.2)	(4.1)	(194.2)
Adjusted segment contribution margin	$(126.6)	$60.8	$21.1	$(19.6)	$(64.3)

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
(unaudited)
	Six Months Ended June 30, 2021
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(41.1)	$121.9	$38.8	$(47.6)	$72.0

Adjusting items
Net inventory LCM valuation (benefit) loss	(30.2)	—	0.1	—	(30.1)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	14.2	(0.4)	—	(0.2)	13.6
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(1.8)	—	—	—	(1.8)
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	12.4	(0.4)	—	(0.2)	11.8
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	(6.9)	—	—	—	(6.9)
Total Adjusting items	(24.7)	(0.4)	0.1	(0.2)	(25.2)
Adjusted segment contribution margin	$(65.8)	$121.5	$38.9	$(47.8)	$46.8

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
(unaudited)
	Six Months Ended June 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(230.7)	$108.7	$36.6	$(28.6)	$(114.0)

Adjusting items
Net inventory LCM valuation (benefit) loss	75.3	(0.1)	—	(0.1)	75.1
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	3.1	—	—	8.9	12.0
Total Adjusting items	78.4	(0.1)	—	8.8	87.1
Adjusted segment contribution margin	$(152.3)	$108.6	$36.6	$(19.8)	$(26.9)

(1) Represents an adjustment to exclude the effect of non-cash changes in fair value related to economic hedges that were entered into as discrete amendments to the S&O Obligation (i.e., not contemplated in the April 2020 Amendment and Restatement to the S&O Obligation), as such fair value changes are hedges where the hedged item (a future fee) is not yet recognized in the financial statements.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Refining Segment Gross Margin (Loss) to Refining Margin	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net revenues	$2,415.7	$1,077.0	$4,155.8	$2,804.9
Cost of sales	2,486.6	1,062.1	4,300.0	3,117.6
Gross margin	(70.9)	14.9	(144.2)	(312.7)
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	113.8	88.7	227.4	200.4
Depreciation and amortization	51.0	44.8	103.1	82.0
Refining margin	$93.9	$148.4	$186.3	$(30.3)

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
Calculation of Net Debt	June 30, 2021	December 31, 2020
	(Unaudited)
Long-term debt - current portion	$46.4	$33.4
Long-term debt -non-current portion	2,197.9	2,315.0
Total long-term debt	2,244.3	2,348.4
Less: Cash and cash equivalents	833.0	787.5
Net debt - consolidated	1,411.3	1,560.9
Less: DKL net debt	926.5	988.0
Net debt, excluding DKL	$484.8	$572.9

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).

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